FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Dividend for July 2013

ARCP’s Annualized Dividend Will Increase to $0.94 Per Share Upon Close of CapLease Acquisition

New York, New York, June 28, 2013— American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized dividend of $0.910 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on July 15, 2013, the Company will pay a dividend of $0.07583 per share to stockholders of record at the close of business on July 8, 2013.

Additionally, as previously announced, the Company’s board of directors has authorized the seventh consecutive quarterly increase to its annualized dividend from $0.910 per share to $0.940 per share per annum, contingent upon, and effective with, the close of the Company’s acquisition of CapLease, Inc. The Company expects to close such acquisition late in the third quarter of 2013.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500